                                                Exhibit 99.1

JELD-WEN Reports Accelerated Revenue Growth with Fourth Quarter 2021 Results; Establishes 2022 Outlook with Strong Growth and Margin Expansion
February 22, 2022

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the year ended December 31, 2021, including fourth quarter net revenue of $1,286.9 million, net income of $42.1 million, adjusted EBITDA of $120.1 million, cash flow from operations of $175.7 million, earnings per share (EPS) of $0.45, and adjusted EPS of $0.48. Comparability is to the same period in the prior year, unless otherwise noted. References to "core" financial results exclude the impact of foreign exchange and acquisitions completed in the last twelve months.
Highlights
•Net revenue increased 11.8% for the fourth quarter driven by improvement in pricing and volume/mix
•Core revenue grew 10% in 2021, with growth in each segment
•Adjusted EBITDA increased 4.2% for the full year to $465.1 million
•Repurchased 11.6 million shares in 2021 or approximately 11.5% of total shares outstanding at year-end 2020
•Issued 2022 outlook including revenue growth between 7% and 10% and adjusted EBITDA of $520 million to $565 million
“Our associates’ commitment to serving customers and relentless focus on continuous improvement delivered solid financial performance in 2021 including record revenue and core revenue growth," said Gary S. Michel, chair, president, and chief executive officer. "Our premier performance culture is a competitive advantage that is driving improved execution including industry leading lead times and setting the foundation for future above-market growth."
"We head into 2022 with robust demand across our end markets and with confidence that our commercial and operational excellence initiatives are set to drive breakthrough growth and margin expansion," said Michel. "We expect these initiatives combined with returns-focused capital deployment to drive sustained improvement in shareholder value."
Fourth Quarter 2021 Results
•Core revenue increased 12% in the fourth quarter; the sixth consecutive quarter of core revenue growth
•Core revenue increased in each reporting segment, led by accelerated price realization in North America and Europe segments
•Realized 11% pricing to mitigate unprecedented raw material and freight inflation
•Core adjusted EBITDA margins expanded 110 basis points in Australasia segment
•Adjusted earnings per share increased 6.7% to $0.48
Net revenue for the three months ended December 31, 2021 increased $135.7 million, or 11.8%, to $1,286.9 million, compared to $1,151.3 million for the same period last year. The increase in net revenue was driven by 12% core revenue growth. Core revenue growth was driven by pricing (+11%) and volume/mix of (+1%).
Net income for the fourth quarter decreased $1.2 million to $42.1 million, compared to $43.2 million in the same period last year. The decrease in net income was largely from lower gross profit due to inflation and higher income tax expense, partially offset by lower SG&A. Adjusted net income for the fourth quarter decreased $1.3 million, or 2.7%, to $44.6 million, compared to $45.9 million in the same period last year.
EPS for the fourth quarter increased 7.1% to $0.45, compared to $0.42 for the same quarter last year. Adjusted EPS increased 6.7% to $0.48, compared to $0.45 a year ago.
Adjusted EBITDA increased $4.6 million, or 4.0%, to $120.1 million, compared to the same quarter last year. Adjusted EBITDA margin declined due to higher raw material, freight and labor inflation, partially offset by higher price realization and lower SG&A expense.

On a segment basis for the fourth quarter of 2021, compared to the same period last year:
•North America - Net revenue increased $101.2 million, or 15.1%, to $772.7 million, due to a 15% increase in core revenue. Core revenue increased due to price (+14%) and volume/mix (+1%). Adjusted EBITDA margin was 10.5%.
•Europe - Net revenue increased $25.8 million, or 7.7%, to $359.6 million, due to a 10% increase in core revenue, partially offset by a 2% adverse impact from foreign exchange. Core revenue increased primarily due to price (+10%). Adjusted EBITDA margin was 9.7%.
•Australasia - Net revenue increased $8.6 million, or 5.9%, to $154.6 million, due to a 6% increase in core revenue. Core revenue increased due to volume/mix (+4%) and price (+2%). Adjusted EBITDA margin was 14.7%, an improvement of 100 basis points.
Full Year 2021 Results
•Net revenue increased 12.7%, driven by a 10% increase in core revenue and a 3% foreign exchange benefit.
•Adjusted EBITDA grew 4.2%
•Net income increased 84.3% to $168.8 million
Net revenue for the twelve months ended December 31, 2021 increased $536.0 million, or 12.7%, to $4.772 billion, compared to $4.236 billion for the same period last year. The increase was driven by a 10% increase in core revenues and a 3% foreign exchange benefit. Net income increased $77.2 million, or 84.3%, to $168.8 million, compared to $91.6 million in the same period last year. The increase in net income was primarily due to higher gross profit from price realization and volume/mix and higher foreign exchange gains, partially offset by higher income tax expense. Adjusted EBITDA increased $18.7 million, or 4.2%, to $465.1 million, compared to $446.4 million in the same period last year. Adjusted EBITDA margins decreased 80 basis points to 9.7%, from 10.5% in the same period a year ago.
Cash Flow and Balance Sheet
•Full year adjusted operating cash flow was $288.4 million, a decrease of $84.7 million
•Full year adjusted free cash flow totaled $188.7 million, a decrease of $87.5 million
Net cash flow from operations in 2021 declined $180.0 million year-over-year to $175.7 million due to higher working capital investment and litigation settlements, partially offset by higher net income. Adjusted operating cash flow totaled $288.4 million in 2021, compared to adjusted operating cash flow of $373.1 million during the same period a year ago. The decrease in adjusted operating cash flow was primarily due to higher working capital investment, partially offset by higher net income. Adjusted free cash flow decreased to $188.7 million, from $276.2 million a year ago, due primarily to lower adjusted operating cash flow.
The company repurchased 1,814,199 shares in the quarter for $45.7 million. For the full year, the company repurchased 11,564,009 or 11.5% of total shares outstanding at December 31, 2020, for $323.7 million.
Total liquidity, including cash and cash equivalents and undrawn committed credit facilities, was $837.8 million as of December 31, 2021, compared to total liquidity of $1,121.5 million as of December 31, 2020.
2022 Outlook
•Full year 2022 net revenue growth expected to be within a range of 7% to 10%
•Adjusted EBITDA expected to be within a range of $520 million to $565 million
•Full year 2022 capital expenditures are expected to be within a range of $130 million to $150 million

Conference Call Information
JELD-WEN management will host a conference call on February 22, 2022, at 8 a.m. EDT, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (888) 330-2446 and using ID 1285715. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.

About JELD-WEN
Headquartered in Charlotte, N.C., JELD-WEN is a leading global manufacturer of high-performance interior and exterior building products, offering one of the broadest selections of windows, interior and exterior doors, and wall systems. JELD-WEN delivers a differentiated customer experience, providing construction professionals with durable, energy-efficient products and labor-saving services that help them maximize productivity and create beautiful, secure spaces for all to enjoy. The JELD-WEN team is driven by innovation and committed to creating safe, sustainable environments for customers, associates, and local communities. The JELD-WEN family of brands includes JELD-WEN® worldwide; LaCantina™ and VPI™ in North America; Swedoor® and DANA® in Europe; and Corinthian®, Stegbar®, and Breezway® in Australia. Visit jeld-wen.com for more information.

Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Director, Investor Relations
704-378-7007
investors@jeldwen.com

Media Contact:
JELD-WEN Holding, Inc.
Colleen Penhall
Vice President, Corporate Communications
980-322-2681
cpenhall@jeldwen.com

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements by our CEO and statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.
The assumptions underlying the guidance provided for 2022 include revenue growth from the acceleration in housing demand in our primary markets; improved product mix; increased pricing; a positive impact from foreign exchange; and margin expansion from volume, pricing, and productivity, partially offset by higher expenses related to material and freight inflation and SG&A. Additionally, the outlook does not include the impact of potential acquisitions or divestitures and assumes no new COVID-19 lockdowns or restrictions, which could unfavorably impact our operations, labor availability, and supply chain continuity.
Risks and uncertainties that could cause actual results to differ materially from such statements include risks associated with the impact of the COVID-19 pandemic on the company and our employees, customers, and suppliers, and other factors, including the factors discussed in our Annual Reports on Form 10-K and our other filings with the Securities and Exchange Commission.
The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes adjusted EBITDA and adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use adjusted EBITDA and adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on adjusted EBITDA. In addition, we use adjusted EBITDA for purposes of calculating compliance with our debt covenants in certain of our debt facilities. adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenues.

We present several financial metrics in "core" terms, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months. We use core adjusted EBITDA, which we define as adjusted EBITDA excluding the impact of foreign exchange and acquisitions completed in the last twelve months. We define core revenue as net revenue excluding the impact of foreign exchange and acquisitions completed in the last twelve months. Our use of core margin is defined as core adjusted EBITDA divided by core revenue. These "core" metrics assist management, investors, and analysts in understanding the organic performance of the operations.

We present adjusted operating cash flow and adjusted free cash flow because we believe they assist investors and analysts in determining the quality of our earnings. Adjusted operating cash flow excludes the impact of legacy legal settlements and expenses related to our secondary offering. Adjusted free cash flow is defined as adjusted operating cash flow less capital expenditures (including purchases of intangible assets). Adjusted operating cash flow and adjusted free cash flow should not be considered alternatives to cash flows from operations as a liquidity measure. We also present net debt leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the company. We define net debt leverage as net debt (total principal debt outstanding less unrestricted cash) divided by adjusted EBITDA for the last twelve month period.

Adjusted net income represents net income adjusted for certain items as presented in our reconciliation of non-GAAP, including the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, and iv) other non-recurring expenses associated with mergers and acquisitions and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual adjusted effective tax rate.

Other companies may compute these measures differently. Non-GAAP metrics should not be considered as alternatives to any other measures derived in accordance with GAAP.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2021	December 31, 2020	% Variance
Net revenues	$1,286.9	$1,151.3	11.8%
Cost of sales	1,067.6	907.3	17.7%
Gross margin	219.3	244.0	(10.1)%
Selling, general and administrative	150.9	181.8	(17.0)%
Impairment and restructuring charges	0.3	0.3	(10.9)%
Operating income	68.2	61.8	10.3%
Interest expense, net	20.9	20.3	2.6%
Other (income) expense	(0.6)	0.7	(180.7)%
Income before taxes	47.9	40.8	17.4%
Income tax (benefit) expense	5.8	(2.5)	(332.6)%
Net income	$42.1	$43.2	(2.7)%
Other financial data:
Adjusted EBITDA(1)	$120.1	$115.4	4.0%
Adjusted EBITDA Margin(1)	9.3%	10.0%
(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

	Year Ended
	December 31, 2021	December 31, 2020	% Variance
Net revenues	$4,771.7	$4,235.7	12.7%
Cost of sales	3,796.5	3,333.8	13.9%
Gross margin	975.3	901.9	8.1%
Selling, general and administrative	704.9	702.7	0.3%
Impairment and restructuring charges	3.0	10.5	(71.8)%
Operating income	267.4	188.7	41.7%
Interest expense, net	77.6	74.8	3.7%
Other (income) expense	(14.5)	(2.8)	427.0%
Income before taxes	204.4	116.7	75.2%
Income tax expense	35.5	25.1	41.7%
Net income	$168.8	$91.6	84.3%
Other financial data:
Adjusted EBITDA(1)	$465.1	$446.4	4.2%
Adjusted EBITDA Margin(1)	9.7%	10.5%

(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	December 31, 2021	December 31, 2020
Consolidated balance sheet data:
Cash and cash equivalents	$395.6	$735.8
Accounts receivable, net	552.0	477.5
Inventories	616.0	512.2
Total current assets	1,739.9	1,760.7
Total assets	3,738.7	3,964.7
Accounts payable	418.8	269.9
Total current liabilities	888.9	867.6
Total debt	1,706.3	1,768.0
Total shareholders’ equity	842.2	1,004.5

	Year Ended
Consolidated statement of cash flows data:	December 31, 2021	December 31, 2020
Net cash flow provided by (used in):
Operating activities	$175.7	$355.7
Investing activities	(92.4)	(82.0)
Financing activities	(401.2)	207.9

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Year Ended
(amounts in millions)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income	$42.1	$43.2	$168.8	$91.6
Income tax expense	5.8	(2.5)	35.5	25.1
Depreciation and amortization	33.9	34.9	137.2	134.6
Interest expense, net	20.9	20.3	77.6	74.8
Impairment and restructuring charges(1)	0.4	0.3	3.8	10.7
Loss (gain) on sale of property and equipment	1.1	(1.5)	2.0	(4.2)
Share-based compensation expense	(0.5)	4.7	20.2	16.4
Non-cash foreign exchange transaction/translation (income) loss	2.5	2.3	(13.8)	12.9
Other items (2)	13.9	13.5	32.2	84.1
Costs relating to debt restructuring and debt refinancing	—	—	1.3	0.2
Adjusted EBITDA	$120.1	$115.4	$465.1	$446.4
(1)Impairment and restructuring charges consist of (i) impairment and restructuring charges that are included in our accompanying consolidated statements of operations plus (ii) additional charges relating to inventory write-downs and/or manufacturing of our products at locations with restructuring activities are included in cost of sales in our accompanying consolidated statements of operations of operations $0.9 and $0.3 for the years ended December 31, 2021 and December 31, 2020, respectively.
(2)Other non-recurring items not core to ongoing business activity include: (i) in the three months ended December 31, 2021 (1) $4.2 in compensation and taxes associated with exercises of legacy equity awards, (2) $4.1 in legal costs and professional expenses relating primarily to litigation, (3) $3.5 in expenses related to environmental matters, (4) $1.3 in expenses related to fire damage and downtime at one of our facilities, (4) $0.8 in facility closure, consolidation, startup, and other related costs; (ii) in the three months ended December 31, 2020 (1) $5.3 in legal costs and professional expenses relating primarily to litigation, (2) $6.8 in expenses related to environmental matters, (3) $1.4 in facility closure, consolidation, startup, and other related costs; (iii) in the year ended December 31, 2021 (1) $19.8 in legal costs and professional expenses relating primarily to litigation, (2) $4.2 in compensation and taxes associated with exercises of legacy equity awards, (3) $3.8 in expenses related to environmental matters, (4) $2.7 in facility closure, consolidation, startup, and other related costs, and (5) $1.3 in expenses related to fire damage and downtime at one of our facilities; (iv) in the year ended December 31, 2020 (1) $67.1 in legal costs and professional expenses relating primarily to litigation, (2) $7.5 in expenses related to environmental matters, (3) $6.7 in facility closure, consolidation, startup, and other related costs, (4) $1.2 in one-time lease termination charges, and (5) $1.1 of realized losses on hedges of intercompany notes.

	Three Months Ended		Year Ended
(amounts in millions, except share and per share data)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income	$42.1	$43.2	$168.8	$91.6
Legal costs and professional expenses	4.1	5.3	19.8	67.1
Environmental Matters	3.5	6.8	3.8	7.5
Non-cash foreign exchange transaction/translation (income) loss	2.5	2.3	(13.8)	12.9
Impairment and restructuring charges	0.4	0.3	3.8	10.7
Loss on extinguishment of debt	—	—	1.3	—
Facility closure, consolidation, startup and other related costs	0.8	1.4	2.7	6.7
Acquisition and integration charges	—	—	0.4	—
Adjusted tax impact (1)	(8.8)	(13.5)	(9.8)	(37.4)
Adjusted net income	$44.6	$45.9	$177.1	$159.2

Diluted net income per share	$0.45	$0.42	$1.72	$0.90
Legal costs and professional expenses	0.04	0.05	0.20	0.66
Environmental Matters	0.04	0.08	0.04	0.07
Non-cash foreign exchange transaction/translation (income) loss	0.03	0.02	(0.14)	0.13
Impairment and restructuring charges	—	—	0.04	0.11
Loss on extinguishment of debt	—	—	0.01	—
Facility closure, consolidation, startup and other related costs	0.01	0.01	0.03	0.07
Acquisition and integration charges	—	—	—	—
Adjusted tax impact (1)	(0.09)	(0.13)	(0.10)	(0.37)
Adjusted net income per share	$0.48	$0.45	$1.80	$1.57

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and twelve months ended December 31, 2021 and December 31, 2020, respectively.	92,830,899	102,426,124	98,371,142	101,681,981
(1)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an adjusted tax rate of 25.3% for the three months and twelve months ended December 31, 2021 and December 31, 2020, respectively.

	Year Ended
	December 31, 2021	December 31, 2020
Net cash provided by operating activities	$175.7	$355.7
Plus legacy legal settlements	111.4	17.5
Plus adjustments for secondary offering expenses	1.3	—
Adjusted operating cash flow(1)	$288.4	$373.1
Less capital expenditures	99.7	96.9
Adjusted free cash flow(1)	$188.7	$276.2
(1)Adjusted operating cash flow and adjusted free cash flow are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of adjusted operating cash flow and adjusted free cash flow, see above under the heading "Non-GAAP Financial Information".

	December 31, 2021	December 31, 2020
Total debt	$1,706.3	$1,768.0
Less cash and cash equivalents	395.6	735.8
Net debt	$1,310.7	$1,032.2
Divided by trailing twelve months adjusted EBITDA	465.1	446.4
Net debt leverage(1)	2.8x	2.3x
(1)Net debt leverage is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of net debt leverage, see above under the heading "Non-GAAP Financial Information".

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2021	December 31, 2020
Net revenues from external customers			% Variance
North America	$772.7	$671.5	15.1%
Europe	359.6	333.8	7.7%
Australasia	154.6	146.0	5.9%
Total Consolidated	$1,286.9	$1,151.3	11.8%
Adjusted EBITDA(1)
North America	$80.9	$83.4	(3.1)%
Europe	34.9	44.7	(21.9)%
Australasia	22.7	20.0	13.5%
Corporate and unallocated costs	(18.5)	(32.8)	(43.6)%
Total Consolidated	$120.1	$115.4	4.0%
(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”

	Year Ended
	December 31, 2021	December 31, 2020
Net revenues from external customers			% Variance
North America	$2,829.2	$2,529.0	11.9%
Europe	1,352.5	1,187.8	13.9%
Australasia	590.0	518.9	13.7%
Total Consolidated	$4,771.7	$4,235.7	12.7%
Adjusted EBITDA(1)
North America	$352.9	$316.0	11.7%
Europe	127.3	136.4	(6.7)%
Australasia	71.4	62.4	14.4%
Corporate and unallocated costs	(86.5)	(68.4)	26.6%
Total Consolidated	$465.1	$446.4	4.2%
(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”